Exhibit 99.1

PRESS RELEASE

KYTHERA Biopharmaceuticals Announces Third Quarter 2013 Operating Results

LOS ANGELES, November 14, 2013 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for its third quarter 2013, and provided an update on recent accomplishments.

Summary Financial Results

Cash and cash equivalents, marketable securities and restricted cash totaled $63.7 million, of which $9.7 million was restricted, at September 30, 2013. This compares to $32.4 million, of which $17.3 million was restricted, at September 30, 2012. Subsequent to the close of the third quarter, the Company successfully completed a public offering, receiving net proceeds of approximately $125.0 million after deducting underwriting discounts, commissions and estimated offering costs. Based on current operating plans, the Company believes its existing cash and cash equivalents and marketable securities will allow it to fund its operating plan through at least the next 12 months.

Research and development expenses totaled $7.0 million for the third quarter 2013 and $24.8 million for the first nine months of 2013, compared to $13.9 million for the third quarter 2012 and $28.8 million for the first nine months of 2012. The decrease in research and development expenses in the third quarter of 2013 compared to the third quarter of 2012 is primarily attributable to completion of the Company’s pivotal U.S. and Canadian Phase III trials.

General and administrative expenses totaled $4.0 million for the third quarter of 2013 and $11.7 million for the first nine months of 2013, compared to $2.4 million for the third quarter of 2012 and $7.1 million for the first nine months of 2012. The increase in general and administrative expenses in the third quarter 2013 compared to the similar period in 2012 is primarily attributable to increased personnel costs in support of the growing organization and increased costs associated with the support of operations as a public company.

Net loss was $11.5 million for the third quarter of 2013 and $37.9 million for the first nine months of 2013, compared to net loss of $16.4 million for the third quarter of 2012 and $18.8 million for the first nine months of 2012.

Progress Towards 2013 Key Milestones and Objectives

•                  In September, the Company announced that its ATX-101 REFINE-1 and REFINE-2 pivotal Phase III trials met all primary and secondary endpoints (p<0.001) for the reduction of submental fat. These data were presented at the American Society for Dermatologic Surgery (ASDS) Annual Meeting in early October.

•                  Subsequent to the close of the third quarter, the Company successfully completed a public offering of 2,919,992 shares of its common stock at a price of $45.75 per share, which included 297,042 shares resulting from exercise of the underwriters’ option to purchase additional shares. The Company received net proceeds of approximately $125.0 million after deducting underwriting discounts, commissions and estimated offering costs.

“We are very pleased with the recent positive results from our pivotal Phase III clinical trials that demonstrate the ability of ATX-101 to reduce fat under the chin and improve the patient’s submental profile. We are now focused on the preparation and filing of our New Drug Application, which we expect to occur in the second quarter of 2014,” said Keith Leonard, KYTHERA’s president and CEO. “We believe these positive results, coupled with our strong balance sheet as a result of our recently closed public offering position us well to execute on our business objectives.”

Select Guidance

In September 2013, the Company announced positive results from its pivotal U.S. and Canadian Phase III clinical trials. The Company expects to file its New Drug Application in the second quarter of 2014.

Conference Call

KYTHERA will hold a conference call to discuss third quarter 2013 results this afternoon, November 14, at 1:30 p.m. PST. The conference call will be simultaneously webcast on the Company’s web site at www.kytherabiopharma.com, and archived for future review. Dial-in numbers for the conference call are as follows: U.S. participants (877) 344-3890, international participants (760) 666-3770, passcode: 90439630.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is currently in late stage clinical trials for the reduction of submental fat, which commonly presents as a double chin, and is a potential first-in-class submental contouring injectable drug. KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing of the New Drug Application and our expectations regarding the sufficiency of our cash resources for the next 12 months. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings, our substantial dependence on ATX-101 and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including Annual Report on Form 10-K/A for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 to be filed with the Securities and Exchange Commission.

(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED FINANCIAL RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

License income	$—	$—	$—	$19,687
Sublicense expense	—	—	—	1,936
Gross margin	—	—	—	17,751
Operating expenses:
Research and development	6,970	13,923	24,770	28,808
General and administrative	4,034	2,439	11,732	7,102
Total operating expenses	11,004	16,362	36,502	35,910
Loss from operations	(11,004)	(16,362)	(36,502)	(18,159)
Interest income	32	—	95	—
Interest expense	(537)	(78)	(1,486)	(182)
Warrant and other income (expense), net	—	54	—	(422)
Net loss	$(11,509)	$(16,386)	$(37,893)	$(18,763)
Per share information:
Net loss, basic and diluted	$(0.62)	$(11.41)	$(2.05)	$(13.21)

Basic and diluted weighted average shares outstanding	18,666	1,436	18,476	1,420

CONDENSED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012

Assets
Cash and cash equivalents, marketable securities and restricted cash	$63,723	$95,289
Working capital	44,269	71,367
Total assets	64,649	96,222
Common stock and additional paid-in capital	195,195	189,212
Total stockholders’ equity	37,010	68,906

Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

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